UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2021

LODGING FUND REIT III, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-56082	83-0556111
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1635 43rd Street South, Suite 205
Fargo, North Dakota	58103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (701) 630-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Contribution Agreement

As previously disclosed in a Current Report on Form 8-K filed by Lodging Fund REIT III, Inc. (the “Company”) on September 14, 2021, Lodging Fund REIT III OP, LP (the “Operating Partnership”), the operating partnership subsidiary of the Company, and Agassiz Hospitality, LLC (the “Contributor”) entered into a Legendary Equity Preservation UPREIT (Pat. Pend.) Contribution Agreement (the “Contribution Agreement”), pursuant to which the Contributor agreed to contribute the 90-room Hampton Inn & Suites Fargo Medical Center hotel in Fargo, North Dakota (the “Hotel Property”) to the Operating Partnership. The Contributor is not affiliated with the Company or Legendary Capital REIT III, LLC, the Company’s external advisor. On October 8, 2021, the Operating Partnership and the Contributor entered into an Amended Contribution Agreement (the “Amended Contribution Agreement”) which, among other things, adjusted the contribution price of the Hotel Property and the distributions to be received by the Contributor. The aggregate consideration for the Hotel Property under the Amended Contribution Agreement is $11,400,000 plus closing costs, subject to adjustment as provided in the Amended Contribution Agreement. The majority of the consideration consists of the assumption or refinancing by the Operating Partnership of existing debt secured by the Hotel Property. The remaining consideration consists primarily of the issuance by the Operating Partnership of Series T Limited Units of the Operating Partnership. As required by the Contribution Agreement, the Operating Partnership deposited $50,000 into escrow as earnest money pending the closing or termination of the Contribution Agreement. Except in certain circumstances described in the Contribution Agreement, if the Operating Partnership fails to perform its obligations under the Contribution Agreement, it will forfeit the earnest money.

Upon closing, the parties will enter into an amendment to the amended and restated limited partnership agreement of the Operating Partnership to evidence the issuance of the Series T Limited Units to the Contributor. Such Series T Limited Units will be entitled to annual cash distributions of up to 3% of the value of the Series T Limited Units for the three years after closing, depending upon the net operating income (“NOI”) of the Hotel Property during each such applicable year.  The Series T Limited Units will convert into Common Limited Units of the Operating Partnership beginning 36 months after the closing.  The number of Common Limited Units to be issued to the Contributor upon conversion will be based upon a capitalization rate applied to the then-current trailing 12-month NOI of the Hotel Property, less amounts incurred or accrued by the Operating Partnership for (i) any funds advanced as cash at closing (ii) $100,000 contribution towards closing costs, (iii) the loan balance of any loan originated or assumed by the Operating Partnership, plus any fees, expenses, and costs provided therein, (iv) loan assumption or origination fees and related expenses, (v) if applicable, costs of prepayment or defeasance and related expenses, (vi) PIP and capital expenditures, (vii) operating cash infused by the Company and/or Partnership, (viii) any shortfall of the 10% minimum cumulative yield on the Company’s invested capital, and (ix) any other unrealized or unreimbursed costs of operating the Hotel Property.

The Amended Contribution Agreement contains various covenants, representations and warranties from the respective parties. The acquisition of the Hotel Property by the Operating Partnership is subject to certain closing conditions, including the Operating Partnership’s assumption or refinancing of the existing debt secured by the Hotel Property. There can be no assurance that the Operating Partnership will complete the acquisition of the Hotel Property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGING FUND REIT III, INC.

Dated: October 15, 2021	BY:	/s/ Corey R. Maple
Corey R. Maple
Chairman of the Board, Chief Executive Officer and Secretary